AllianzGI Global Equity & Convertible Income Fund                                                                                                                                      Annual Shareholder
August 31, 2013                                                                                                                                                                                                       Meeting Results

The Fund held its annual meeting of shareholders on December 19, 2012. Shareholders voted as indicated below:

Affirmative                                                 Withheld Authority

Re-election of Deborah A. DeCotis – Class II to serve until the Annual                                   6,088,004                                                      182,612
Meeting for the 2015-2016 fiscal year
Re-election of John C. Maney† - Class II to serve until the Annual                                           6,118,245                                                      152,371
Meeting for the 2015-2016 fiscal year

The other members of the Board of Trustees at the time of the meeting, namely Messrs. Bradford K. Gallagher, James A. Jacobson, Hans W. Kertess, William B. Ogden, IV and Alan Rappaport, continue to serve as Trustees of the Fund.

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†    Interested Trustee